Exhibit 10.21

DFC GLOBAL CORP.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Recitals

A. The Company has implemented the Plan for the purpose of providing eligible persons in the Company’s service with the opportunity to participate in one or more equity incentive compensation programs designed to encourage them to continue their service relationship with the Company.

B. The Plan permits the award of Restricted Stock Units with respect to shares of Common Stock.

C. To compensate the Grantee for his or her service to the Company and to further align the Grantee’s personal financial interests with those of the Company’s stockholders, the Company wishes to award the Grantee a number of restricted stock units, on the terms and conditions contained in the Plan and this Agreement.

D. All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to them in the attached Appendix.

Agreement

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Company hereby awards to the Grantee the number of Award Units specified in the Grant Terms. Each Award Unit which vests in accordance with the Vesting Schedule shall entitle the Grantee to receive one Share of Common Stock on the specified issuance date. The applicable Vesting Schedule for those Award Units shall be as specified in the Grant Terms. The date on which Shares shall become issuable to the Grantee upon the vesting of such Award Units, and the remaining terms and conditions governing the award of the Award Units shall be as set forth in this Agreement.

2. Issuance Dates. The Shares subject to the Award Units that vest in accordance with the Vesting Schedule will be issued immediately on the vesting date, or as soon as practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which the Shares vest, or (ii) the fifteenth day of the third calendar month following such vesting date. In no event, however, will any Shares actually be issued to the Grantee unless and until the applicable Withholding Taxes are collected from the Grantee. The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement. The settlement of all Award Units which vest under this Agreement shall be made solely in shares of Common Stock. In no event, however, shall any fractional shares of Common Stock be issued upon the vesting of Award Units. Accordingly, the total number of Shares to be issued upon vesting of Award Units pursuant to this Agreement shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

Restricted Stock Unit Award Agreement — Employees (January 2012)

3. Limited Transferability. Prior to actual receipt of the Shares which are issuable upon the vesting of Award Units hereunder, the Grantee may not transfer any interest in the Award Units or the underlying Shares. Any Shares which are subject to Award Units which vest hereunder but which otherwise remain unissued at the time of the Grantee’s death may be transferred pursuant to the provisions of the Grantee’s will or the laws of inheritance.

4. Cessation of Service. Should the Grantee cease Continuous Status as an Employee, Director or Consultant for any reason prior to vesting in one or more Award Units subject to this Agreement, then the Agreement will be immediately cancelled with respect to those unvested Award Units, and the number of Award Units subject to this Agreement will be reduced accordingly. The Grantee shall thereupon cease to have any right or entitlement to receive any Shares issuable pursuant to those cancelled Award Units.

5. Stockholder Rights. The holder of the Award Units awarded hereby shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award Units and this Agreement until the Grantee becomes the record holder of those Shares following their actual issuance upon the Company’s collection of the applicable Withholding Taxes.

6. Adjustment in Shares. If any change is made to the Common Stock through recapitalization, reclassification, stock combination, stock dividend, stock split, reverse stock split, spin off (resulting in a substantial reduction in the value of the Common Stock), extraordinary corporate distribution or other similar transaction, an equitable adjustment shall be made to the total number and/or class of securities issuable pursuant to this Agreement by the Administrator, whose determination will be final, binding and conclusive.

7. Collection of Withholding Taxes. Until such time as the Company provides the Grantee with written or electronic notice to the contrary, the Company shall collect the Withholding Taxes required to be withheld with respect to the issuance of the Shares subject to vested Award Units hereunder through an automatic share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the minimum statutory amount required to be withheld by the Company. Notwithstanding the foregoing, the Administrator may, at its sole discretion, require that such Withholding Taxes be paid through one of the following methods selected by the Administrator in lieu of the Share Withholding Method:

(a) the Grantee’s delivery of his or her separate check payable to the Company in the amount of such taxes; or

(b) the use of the proceeds from a next-day sale of the Shares issued to the Grantee, provided and only if (i) such a sale is permissible under the Company’s trading policies governing the sale of Common Stock, (ii) the Grantee makes an irrevocable commitment, on or before the issue date for those Shares, to effect such sale of the Shares, and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

8. Compliance with Laws and Regulations.

(a) The issuance of Shares of Common Stock pursuant to the Award Units and this Agreement shall be subject to compliance by the Company and Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Shares pursuant to the Award Units and this Agreement shall relieve the Company of any liability with respect to the non-issuance of such Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

9. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to Grantee at the address indicated in the Grant Terms, or to such other address as the Grantee shall indicate in writing to the Company from time to time. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Grantee, the Grantee’s assigns, the legal representatives, heirs and legatees of the Grantee’s estate and any beneficiaries of this Agreement and the Award Units designated by the Grantee.

11. Construction. This Agreement and the award of the Award Units evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Agreement and/or the Award Units or Shares issuable upon the vesting of the Award Units.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

13. Acknowledgements. By Grantee’s execution of this Agreement, Grantee acknowledges and agrees that:

(a) the award of Award Units granted hereby is subject to and in accordance with the terms of the Plan and this Agreement;

(b) a copy of the official prospectus for the Plan was made available to the Grantee prior to the execution of this Agreement; and

(c) nothing in this Agreement or in the Plan shall confer upon Grantee any right to continue in Continuous Status as an Employee, Director or Consultant for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Grantee), or of Grantee, which rights are hereby expressly reserved by each, to terminate Grantee’s Continuous Status as an Employee, Director or Consultant at any time for any reason, with or without cause.

Exhibit 10.21

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

B. Agreement shall mean this Restricted Stock Unit Award Agreement, together with the Grant Terms.

C. Award Units shall mean the number of Restricted Stock Units issued to Grantee pursuant to the Agreement as set forth in the Grant Terms (which is identified as the “Granted Amount” in the Grant Terms).

D. Board shall mean the Company’s Board of Directors.

E. Cause shall have the meaning set forth in Grantee’s employment or consulting agreement with the Company (if any), or if not defined therein, shall mean (i) acts or omissions by Grantee which constitute intentional material misconduct or a knowing violation of a material policy of the Company or any of its subsidiaries, (ii) Grantee personally receiving a benefit in money, property or services from the Company or any of its subsidiaries or from another person dealing with the Company or any of its subsidiaries, in material violation of applicable law or Company policy, (iii) an act of fraud, conversion, misappropriation, or embezzlement by Grantee or his conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof (other than DUI), or (iv) any material misuse or improper disclosure of confidential or proprietary information of the Company.

F. Common Stock shall mean shares of the Company’s common stock.

G. Company shall mean DFC Global Corp., a Delaware corporation.

H. Consultant shall mean any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services and who is compensated for such services, provided that the term “Consultant” does not include any person who provides services in connection with the offer or sale of securities in a capital-raising transaction, or who directly or indirectly promotes or maintains a market for the securities of the Company.

I. Continuous Status as an Employee, Director or Consultant shall mean Grantee’s performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, Director or a Consultant. However, Grantee shall be deemed to cease Continuous Status as an Employee, Director or Consultant immediately upon the occurrence of either of the following events: (i) Grantee no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which Grantee is performing such services ceases to remain a Parent or Subsidiary of the Company, even though Grantee may subsequently continue to perform services for that entity. Continuous Status as an Employee, Director or Consultant shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company. However, except to the extent otherwise required by law or expressly authorized by the Administrator or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period Grantee is on a leave of absence.

J. Director shall mean a non-employee member of the Board or the board of directors of any Parent or Subsidiary.

K. Employee shall mean any person employed as a common law employee of the Company (or any Parent or Subsidiary).

L. Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock as quoted at the close of regular hours trading (i.e., before after-hours trading beings) on the date in question on the stock exchange or national market system on which the Common Stock is listed (or the system or exchange with the greatest volume of trading in Common Stock), as such price is reported in the Wall Street Journal or any other source the Administrator considers reliable.

M. Grant Date shall mean the “Grant Date” of the Restricted Stock Units as specified in the Grant Terms.

N. Grant Terms shall mean the basic terms of the Award Units subject to this Agreement presented and agreed to by Grantee at the time of the execution of this Agreement by Grantee.

O. Grantee shall mean the person specified in the Grant Terms to whom the Award Units are granted.

P. Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Q. Plan shall mean the Company’s 2007 Equity Incentive Plan, as amended from time to time.

R. Restricted Stock Unit shall mean the right to receive one Share pursuant to this Agreement upon satisfaction of the vesting requirements to which that right is subject.

S. Shares shall mean the shares of Common Stock subject to issuance upon the vesting of Award Units in accordance with the terms and conditions of the Agreement and the Plan.

T. Subsidiary shall mean (i) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or (ii) a limited liability company which would be a “Subsidiary” under preceding clause (i) if it were a corporation.

U. Vesting Schedule shall mean the “Vesting Schedule” set forth in the Grant Terms pursuant to which Award Units shall vest and Shares shall become issuable in one or more installments over the Grantee’s period of Continuous Status as an Employee, Director or Consultant.

V. Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the issuance of Shares upon the vesting of Award Units.